Exhibit 99.1

Black Diamond Therapeutics Announces CEO Transition

Current Chairman of the Board and industry veteran Mark Velleca appointed CEO

CAMBRIDGE, Mass. and NEW YORK, Sept. 18, 2023 (GLOBE NEWSWIRE) -- Black Diamond Therapeutics, Inc. (Nasdaq: BDTX), a clinical-stage precision oncology company developing therapies that target families of oncogenic mutations in patients with genetically defined cancers, announced that current Chairman of the Board, Mark Velleca, M.D., Ph.D., has been appointed as Chief Executive Officer (CEO) effective immediately. Dr. Velleca succeeds Company CEO and co-founder, David M. Epstein, Ph.D., who has stepped down and will continue to serve on the Board of Directors of the Company.

“Since co-founding Black Diamond in 2016, I have had the privilege of leading the Company from scientific inception through clinical proof of concept, while building a talented drug discovery and development team focused on providing cancer patients with better treatment options,” said Dr. Epstein. “I am incredibly proud of this team’s accomplishments and am pleased to pass the baton to our Board Chair, Mark Velleca, as we transition to later stage clinical development.”

“I am thrilled to join the Black Diamond team to build on its solid foundation and advance the Company’s clinical stage programs, BDTX-1535 and BDTX-4933. I look forward to leading the Company through its next phase of growth, advancing our pipeline on a clear commercial pathway, and creating value for our stakeholders,” said Dr. Velleca. “On behalf of the entire Board of Directors, I would like to sincerely thank David for his many contributions to Black Diamond, and his commitment to exceptional science and to patients in need.“

Dr. Velleca joined the Board of Directors of Black Diamond in 2021 and became Chairman of the Board in 2022. Prior to joining the Black Diamond Board, Dr. Velleca served as CEO of G1 Therapeutics, Inc. (Nasdaq: GTHX). At G1, he successfully led the company through its initial public offering and the development of its first therapy (COSELA®) from investigational new drug (IND) filing to U.S. Food and Drug Administration (FDA) approval. Dr. Velleca continues to serve as a Senior Advisor to and Board member of G1; he is also the Executive Chair of Myeloid Therapeutics, Inc.

Earlier in his career, Dr. Velleca was a co-founder and Senior Vice President of CGI Pharmaceuticals, Inc., where he managed the company from its inception through clinical trials of multiple drug candidates. After Gilead Sciences acquired CGI, he served as a Senior Advisor to Gilead in R&D Strategy and Corporate Development. Between CGI and G1, Dr. Velleca was Executive Vice President and Chief Policy & Advocacy Officer of the Leukemia and Lymphoma Society. Most recently, Dr. Velleca was CEO of StrideBio, a gene therapy company, and a Venture Partner at Hatteras Venture Partners.

Dr. Velleca began his career as an attending physician at Yale New Haven Hospital and was on the faculty of the Yale University School of Medicine. Dr. Velleca earned an M.D. and Ph.D. from Washington University in St. Louis, and a B.S. from Yale University.

About Black Diamond Therapeutics

Black Diamond Therapeutics is a clinical-stage precision oncology medicine company focused on the development of therapies that target families of oncogenic mutations in clinically validated targets. Black Diamond leverages a deep understanding of cancer genetics and onco-protein structure and function, to discover and develop innovative therapies. The Company’s MasterKey therapies are designed to overcome resistance, minimize on-target, wild-type mediated toxicities, and be brain-penetrant to address significant unmet medical needs of patients with genetically defined cancers. The Company is advancing a robust pipeline with lead clinical-stage program BDTX-1535, targeting MasterKey mutations in both EGFR mutant-positive NSCLC and in GBM, and BDTX-4933, a program targeting RAF MasterKey mutations in solid tumors. For more information, please visit www.blackdiamondtherapeutics.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the anticipated success of the management transition and the Company’s continued ability to progress its pipeline. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include those risks and uncertainties set forth in its Annual Report on Form 10-K for the year ended December 31, 2022, filed with the United States Securities and Exchange Commission and in its subsequent filings filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

For Investors:

Julie Seidel, Stern Investor Relations

(212) 362-1200

investors@bdtx.com

For Media:

Joan Bosisio, VSC

media@bdtx.com